                                                                   EXHIBIT 10.28

                           HEALTH FITNESS CORPORATION
                       DIRECTOR COMPENSATION ARRANGEMENTS

Effective June 1, 2005, the compensation plan for directors who are not employees of Health Fitness Corporation was determined to be as follows:

     1. Each director receives an annual cash retainer of $12,000 payable quarterly at a rate of $3,000 in advance of each quarter.

     2. The chairperson of the board receives an additional annual cash retainer of $6,000 payable quarterly at a rate of $1,500 in advance of each quarter.

     3. The chairperson of the audit committee receives an additional annual cash retainer of $5,000 payable quarterly at a rate of $1,250 in advance of each quarter.

     4. The chairperson of the Compensation and Human Capital Committee receives an additional annual cash retainer of $2,500 payable quarterly at a rate of $625 in advance of each quarter.

     5. The chairperson of the finance and nominating/governance committees receives a $250 committee meeting fee (in addition to fees paid to all committee members for their attendance at such committee meetings).

     6. Each director receives a cash payment of $1,000 for attending each regular and special board meeting. Telephonic board meetings, or a director's telephonic attendance at a board meeting, are compensated at 75% of the full payment.

     7. Committee members receive a cash payment of $500 for attending each regular and special committee meeting up to the following annual limit:
Compensation and Human Capital Committee - eight meetings; and Audit Committee - eight meetings. The Finance Committee and Nominating/Governance Committee do not have an annual limit on the number of meetings. Telephonic committee meetings, or the director's telephonic attendance at a committee meeting, will be compensated at 75% of the full payment.

     8. Upon the initial election to the Board of Directors, a director receives a grant of 20,000 shares of common stock.

     9. Upon the initial election to the Board of Directors and annually thereafter, a director will receive a six-year fully vested option to purchase 15,000 shares of common stock. The option will have an exercise price equal to the fair market value of the common stock on the date of grant.